UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARADIGM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 18, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Aradigm Corporation, a California corporation (“Aradigm”). The meeting will be held on Friday, April 18, 2014, at 9:00 a.m. local time at the offices of Grifols, Inc., 2410 Lillyvale Avenue, Los Angeles, CA 90032 for the following purposes:

1. To elect the five nominees for director named herein to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. To approve an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock.

3. To ratify the selection of OUM & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4. To hold a non-binding, advisory vote to approve the executive compensation of the Company’s named executive officers.

5. To hold a non-binding, advisory vote on the frequency of future advisory votes on the executive compensation of the Company’s named executive officers.

6. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 14, 2014. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Igor Gonda, Ph.D.

President and Chief Executive Officer

Hayward, California

March [    ], 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on April 18, 2014 at 9:00 am at Grifols, Inc., 2410 Lillyvale Avenue, Los Angeles, CA 90032

The proxy statement and the Annual Report on Form 10-K are available at www.aradigm.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 18, 2014

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Aradigm Corporation is soliciting your proxy to vote at the 2014 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about March 31, 2014 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 14, 2014 will be entitled to vote at the annual meeting. On this record date, there were 587,252,904 shares of Common Stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on March 14, 2014 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 14, 2014 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of five directors for a one year term, until the next Annual Meeting of Shareholders;

•	Approval of a proposal to amend our Amended and Restated Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock;

•

Ratification of the selection by the Audit Committee of the Board of Directors of OUM & Co. LLP (formerly known as Odenberg, Ullakko, Muranishi & Co. LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	Approval of the executive compensation of the Company’s named executive officers, in a non-binding advisory capacity; and

•	Recommend the frequency of future advisory votes on the executive compensation of the Company’s named executive officers, in a non-binding advisory capacity.

How do I vote?

You may either vote “For” all the nominees for director or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. For the frequency of future advisory votes on executive compensation of the Company’s named executive officers, you may vote “every one year”, “every two years”, “every three years” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aradigm. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 14, 2014. However, you may be able to cumulate your votes for Proposal 1, the election of directors, if at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. Under cumulative voting, you have five votes for each share of Common Stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted, as applicable “For” the election of all five nominees for director, “For” the amendment to the Articles of Incorporation to effect the reverse stock split, “For” the ratification of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, “For” the approval of the executive compensation and for an advisory vote on executive compensation every three years. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson, if retained, would be paid its customary fee, estimated to be $10,000 plus out-of-pocket expenses, if it coordinates proxy materials distribution and solicits proxies.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards and proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of the shares, you may revoke your proxy in any one of following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3929 Point Eden Way, Hayward, California, 94545.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 21, 2014, to our Secretary at 3929 Point Eden Way, Hayward, California, 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on February 18, 2015 and no earlier than the close of business on January 19, 2015. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of our bylaws is available via written request to our Secretary at 3929 Point Eden Way, Hayward, California, 94545, or by accessing EDGAR on the SEC’s website at www.sec.gov.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. With respect to any proposal submitted to a vote of the shareholders, the inspector of election will not count abstentions and broker non-votes as shares counting towards the vote total for such proposal, thus abstentions and broker non-votes may count as “Against” votes for certain proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. Under recent changes to NYSE Rule 452, the election of directors is now also considered a “non-routine” matter.

How many votes are needed to approve each proposal?

•

For the election of directors, the five nominees receiving the highest number of “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote at the meeting on the election of directors) will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

•

To be approved, Proposal 2 (approval of an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock), must receive “For” votes (cast either in person or by proxy) from the holders of a majority of our outstanding shares. If you do not vote or you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•

To be approved, Proposal 3 (ratifying the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014) must receive “For” votes from the holders of a majority of shares present either in person or by proxy and entitled to vote. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

To be approved, Proposal 4 (approving the executive compensation of the Company’s named executive officers) must receive “For” votes from the holders of a majority of the shares present either in person or by proxy and entitled to vote. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

For Proposal 5 (selecting the frequency of future advisory votes on executive compensation) you may vote “EVERY YEAR”, “EVERY TWO YEARS”, “EVERY THREE YEARS” or “ABSTAIN” for the frequency of the future, advisory votes on the compensation of our named executive officers. By selecting one of these alternatives, shareholders are voting to approve their chosen alternative and are not voting to approve or disapprove the recommendation of our Board of Directors. If you abstain from voting on the proposal, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “EVERY THREE YEARS” for the frequency of the future advisory votes approving the compensation of our named executive officers.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 587,252,904 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 293,626,453 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote at the meeting. The inspector of election will treat abstentions and broker non-votes as shares counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on our Form 8-K filed with the SEC within four business days after the annual meeting.

What proxy materials are available on the internet?

This proxy statement and Annual Report on Form 10-K are available at www.aradigm.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of six directors. There are five nominees for director this year. Each director to be elected will hold office until the next annual meeting and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a member of our Board. Dr. Siebert, Mr. Thompson and Dr. Gonda attended the 2013 Annual Meeting of Shareholders. Mr. Bell and Mr. Morgan did not attend the 2013 Annual Meeting of Shareholders, as they were not directors at the time of the meeting.

The five candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and their ages as of February 28, 2014. Each nominee is currently serving as a director of Aradigm.

Name	Age	Principal Occupation/Position Held With Us
David Bell	59	Director
Igor Gonda	66	President, Chief Executive Officer and Director
Lafmin Morgan	49	Director
John M. Siebert	73	Director
Virgil D. Thompson	74	Chairman and Director

David Bell has been a director since August 2013. He currently serves as General Counsel and Vice President of Corporate Operations and Development of Grifols and Corporate Vice President of Grifols. He joined Grifols when it entered the U.S. market in 2003. Prior to joining Grifols, Mr. Bell was general counsel to Alpha Therapeutic Corporation following a 23-year career as a corporate litigator. We believe that Mr. Bell is qualified to serve as a member of our board of directors because of his legal experience, experience in the pharmaceutical industry and the perspective he brings as an affiliate of one of our major shareholders.

Igor Gonda, Ph.D. has served as our President and Chief Executive Officer since August 2006 and as a director since September 2001. From December 2001 to August 2006, Dr. Gonda was the Chief Executive Officer and Managing Director of Acrux Limited, a publicly traded specialty pharmaceutical company located in Melbourne, Australia. From July 2001 to December 2001, Dr. Gonda was our Chief Scientific Officer and, from October 1995 to July 2001, was our Vice President, Research and Development. From February 1992 to September 1995, Dr. Gonda was a Senior Scientist and Group Leader at Genentech, Inc. His key responsibilities at Genentech were the development of the inhalation delivery of rhDNase (Pulmozyme) for the treatment of cystic fibrosis and non-parenteral methods of delivery of biologics. Prior to that, Dr. Gonda held academic positions at the University of Aston in Birmingham, United Kingdom, and the University of Sydney, Australia. Dr. Gonda holds a B.Sc. in Chemistry and a Ph.D. in Physical Chemistry from Leeds University, United Kingdom. Dr. Gonda was the Chairman of our Scientific Advisory Board until August 2006. We believe that Dr. Gonda possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in leading publicly traded pharmaceutical companies, his tenure with our Company and his knowledge of the pharmaceutical industry.

Lafmin Morgan has been a director since August 2013. He currently serves as President of Global Marketing of Grifols and Corporate Vice President of Grifols. Previously, he served as Vice President of U.S. Product Management of Talecris Biotherapeutics Holdings Corp, a wholly owned indirect subsidiary of Grifols (“Talecris”). Mr. Morgan joined Talecris from GlaxoSmithKline, where he served for more than twenty years in finance, sales, commercial strategy and marketing roles across multiple therapeutic areas. We believe that Mr. Morgan is qualified to serve as a member of our board of directors because of his experience in the pharmaceutical industry and the perspective he brings as an affiliate of one of our major shareholders.

John M. Siebert, Ph.D. has been a director since November 2006. Dr. Siebert is a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC. From May 2003 to October 2008, Dr. Siebert was the Chairman and Chief Executive Officer of CyDex, Pharmaceuticals, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded drug delivery company. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he headed a division R&D and Quality group at Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co., Gillette and The Procter & Gamble Company. Dr. Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert is a Director of Supernus Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Dr. Siebert serves on the Audit Committee and Compensation Committees at Supernus. He is also a member of the Board of Directors of Accu-Break Pharmaceuticals. Dr. Siebert is the Chairman of our Audit Committee and the designated “audit committee financial expert”. We believe that Dr. Siebert is qualified to serve as a member of our board of directors because of his experience as an executive officer with both publicly traded and private corporations in the pharmaceutical industry.

Virgil D. Thompson has been a director since June 1995 and has been Chairman of the Board since January 2005. Since July 2009, Mr. Thompson has been Chief Executive Officer and a director of Spinnaker Biosciences, Inc., a privately held ophthalmic drug delivery company. From November 2002 until June 2007, Mr. Thompson served as President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a privately held pharmaceutical company. From September 2000 to November 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a privately held biotechnology company. From May 1999 until September 2000, Mr. Thompson was the President, Chief Operating Officer and a director of Savient Pharmaceuticals, a publicly traded specialty pharmaceutical company. From January 1996 to April 1999, Mr. Thompson was the President and Chief Executive Officer and a director of Cytel Corporation, a publicly traded biopharmaceutical company that was subsequently acquired by IDM Pharma, Inc. From 1994 to 1996, Mr. Thompson was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a privately held drug delivery device company. From 1991 to 1993, Mr. Thompson was President of Syntex Laboratories, Inc., a U.S. subsidiary of Syntex Corporation, a publicly traded pharmaceutical company. Mr. Thompson holds a B.S. in Pharmacy from Kansas University and a J.D. from The George Washington University Law School. Mr. Thompson is a director and chairman of the board of Questcor Pharmaceuticals, Inc., a publicly traded pharmaceutical company. We believe that Mr. Thompson possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as both an executive officer and director of publicly traded and private corporations in the pharmaceutical industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Qualifications of Directors

As part of the biographies for each director, we have disclosed the specific experience, qualifications, attributes or skills that led to the conclusion that our directors should continue to serve as one of our directors at this time.

We believe that our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our Board as a whole and that we have sufficient independent directors to comply with applicable laws and regulations. We believe that our directors have a broad range of personal characteristics including leadership, management, scientific, technological, business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to provide required expertise on Board committees and to commit the requisite time for preparation and attendance at Board and committee meetings.

In addition, two of our five director nominees are independent under the listing standards of the Nasdaq Capital Market (“Nasdaq”) and our Nominating and Corporate Governance Committee believes that both directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

We believe that each director brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience from a wide variety of areas.

Independence of the Board of Directors

We have chosen to apply the listing standards of Nasdaq in determining the independence of our directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director and nominee for director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that the following two directors are independent within the meaning of the applicable Nasdaq listing standards: Dr. Siebert and Mr. Thompson. In making this determination, the Board found that neither of these directors had a material or disqualifying relationship with the Company. Dr. Gonda, our President and Chief Executive Officer, is not an independent director within the meaning of the applicable Nasdaq standards by virtue of his employment with Aradigm. In addition, Frank H. Barker, Tamar Howson and Helen E. Short, who each served as a director for a portion of 2013, were independent within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure and Role in Risk Oversight

Mr. Thompson is our Chairman of the Board and he presides at all Board of Directors meetings. Our independent directors meet regularly in executive session (i.e., without management present) with no agenda set by management.

Our Board of Directors oversees our risk management. This oversight is administered primarily through the following:

•

The Board’s review and approval of our business plan (prepared and presented to the Board by our Chief Executive Officer and other management), including the projected opportunities and challenges facing our business each year;

•	At least quarterly review of our business developments, business plan implementation and financial results;

•

Our Audit Committee’s oversight of our internal controls over financial reporting and its discussion with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full Board); and

•	Our Compensation Committee reviews and makes recommendations to the Board regarding our executive officer compensation and its relationship to our business plans.

Meetings of the Board of Directors

The Board held 12 meetings during the last fiscal year. Each of our current Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served during the year throughout their tenure as a director, other than Mr. Bell who was unable to attend one of the two Board and committee meetings held during his tenure as a director.

In fiscal 2013, our independent directors met or held telephonic Board meetings 5 times in regularly scheduled executive sessions at which only independent directors were present. These meetings were chaired by Mr. Thompson, the Chairman of the Board. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Aradigm at 3929 Point Eden Way, Hayward, California, 94545.

Shareholder Communications with the Company and the Board of Directors

We have implemented a process by which shareholders may communicate with the Company. Shareholders who wish to communicate with the Company may send an email to investor@aradigm.com or may telephone the investor relations line at the Company at 510-265-8800. We have also implemented a process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Aradigm at 3929 Point Eden Way, Hayward, California 94545. All communications will be compiled by our Secretary and submitted to the Board or the individual directors on a periodic basis. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving us will be forwarded directly to the Audit Committee.

Code of Ethics

We have adopted the Aradigm Corporation Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aradigm.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Information Regarding the Committees of our Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information and meeting information for each of the Board committees at December 31, 2013:

Name	Audit		Compensation		Nominating and Corporate Governance
David Bell					X
Igor Gonda
Lafmin Morgan
Helen E. Short	X
John M. Siebert	X	*	X	*	X
Virgil D. Thompson	X		X		X	*
Total meetings in fiscal year 2013	10		8		6

*	Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Aradigm.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm. In this role, it determines and approves the engagement of our independent registered public accounting firm and determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm. The Committee reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting, and establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee reviews the financial statements to be included in our Annual Report on Form 10-K and our quarterly financial statements on Form 10-Q and discusses with management and our independent registered public accounting firm the results of the annual audit. Currently, three directors comprise the Audit Committee: Ms. Short, Mr. Thompson and Dr. Siebert (chair). The Audit Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq listing standards). The Board has determined that Dr. Siebert qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Dr. Siebert’s level of knowledge and experience based on a number of factors, including formal education and executive experience.

Compensation Committee

The Compensation Committee of the Board reviews and recommends to the Board the overall compensation strategy and policies for us. The Compensation Committee reviews and recommends to the Board corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and recommends to the Board the compensation and other terms of employment of our Chief Executive Officer; reviews and recommends to the Board for approval the compensation and other terms of employment of the other officers; and oversees the administration of our stock option and stock purchase plans, health benefit plans, stock bonus plans, deferred compensation plans and other similar programs. Two directors currently comprise the Compensation Committee: Dr. Siebert (chair) and Mr. Thompson. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board), recommending to the Board candidates for election and reelection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and its committees and monitoring compliance with our Code of Business Conduct and Ethics. Currently, the Nominating and Corporate Governance Committee consists of three directors: Dr. Siebert and Messrs. Bell and Thompson (chair). All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Any potential candidates for director nominees, including candidates recommended by shareholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Committee performs periodic Board self-assessments to provide directors an opportunity to critique Board and Committee performance. The Committee also determines whether the nominee would be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then compiles a list of potential candidates from suggestions it may receive, but may also engage, if it deems appropriate, a professional search firm to generate additional suggestions. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. While the Committee and the Board have from time to time received and considered suggestions from shareholders for nominations to the Board, the Committee has received no suggestions for which disclosure is required in this proxy statement.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Committee will consider candidates recommended by shareholders in the same manner as it considers recommendations from other sources. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3929 Point Eden Way, Hayward, California 94545 at least 60 days prior, but no more than 90 days prior, to the anniversary date of the last annual meeting of shareholders. Submissions should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock.

The Nominating and Corporate Governance Committee has not established specific minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating and Corporate Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating and Corporate Governance Committee and our then current needs for the Board as a whole. The Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder or by the current Committee process. The Nominating and Corporate Governance Committee considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors and nominees.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (*)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

From the members of the Audit Committee of Aradigm Corporation:

Helen E. Short(**)

John M. Siebert, Chairman

Virgil D. Thompson

(*)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
(**)	Ms. Short is a member of the Audit Committee but did not participate in the meetings of the Audit Committee at which the above matters were discussed and approved.

PROPOSAL 2

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A

REVERSE STOCK SPLIT

To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize the Board of Directors of the Company to effect a reverse stock split of the Company’s common stock by a ratio of not less than 1-for-10 and not more than 1-for-40, with the Board of the Company having the discretion as to whether or not the reverse split is to be effected at any time prior to the six month anniversary date of this meeting of shareholders, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Company’s Board in its discretion (the “Reverse Split Proposal”).

Shareholders are requested in this Proposal 2 to approve the amendment. Approval of Proposal Two requires the affirmative vote of at a majority of the total shares outstanding on the Record Date. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

General

Our Board is proposing that our shareholders approve a proposal to authorize our Board to effect a reverse stock split of all outstanding shares of our Common Stock at any ratio at its discretion, within a range of 1-for-10 to 1-for-40, and to grant the Board discretionary authority, within six months from the date of the Annual Meeting, to determine whether to effect the split and the exact whole number ratio within the range at which the split will be effected. Further, the number of shares of Common Stock that are authorized for issuance under our amended and restated articles of incorporation would be reduced proportionately based on the exchange ratio of the reverse stock split. Our Board believes that approval of a proposal providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board flexibility to set the ratio in accordance with current market conditions and therefore allow the Board to act in the best interests of the Company and our shareholders.

If our shareholders grant the Board the authority to effect a reverse stock split, we would have the ability to file a certificate of amendment to the Company’s articles of incorporation with the California Secretary of State to effect the proposed reverse stock split. The form of certificate of amendment is attached to this proxy statement as Appendix A, with the text of the reverse split amendment reflected therein in paragraph “FIRST”, which text may be altered for any changes required by the California Secretary of State and changes deemed necessary or advisable by the Board to give effect to this proposal. Our Board has approved and declared advisable the proposed certificate of amendment. If the proposed reverse stock split is implemented, then the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the ratio selected by the Board.

Purpose of Proposed Reverse Stock Split

The Board’s primary objective in asking for the authority to effect a reverse split is to increase the per share trading price of our Common Stock. The Board believes that a reverse stock split would put the Company in a better position to have its shares listed on The NASDAQ Capital Market (“Nasdaq”), facilitate higher levels of institutional stock ownership (as investment policies generally prohibit investments in lower-priced securities) and better enable the Company to raise funds to finance development and operations.

Our Common Stock is currently quoted on OTCQB Marketplace, operated by the OTC Markets Group, Inc. (“OTCQB”). Although the OTCQB does not have any listing standards with respect to trading price of our Common Stock, we are seeking to have our shares of Common Stock listed on Nasdaq and Nasdaq has minimum listing standards. Nasdaq requires, among other items, an initial bid price of least $4.00 (or, in some circumstances, closing prices of $3.00 or $2.00) per share and following initial listing, maintenance of a continued price of at least $1.00 per share.

The Board also believes that a higher per share trading price of our Common Stock would improve the perception of our Common Stock as an investment security – especially for funds that set specific trading requirements for any stock they buy as outlined below, reset our stock price to more normalized trading levels in the face of potentially extended market dislocation and reduce shareholder transaction costs because investors would pay lower commissions to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower. Additionally, the Board believes that a higher per share trading price of our Common Stock may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher trading price resulting from a reverse stock split may enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our Common Stock.

The purpose of seeking shareholder approval of a range of whole number exchange ratios from 1-for-10 to 1-for-40 (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the Company would effect a reverse stock split only upon the Board determination that a reverse stock split would be in the best interests of the Company at that time. If the Company were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the permitted range. No further action on the part of shareholders would be required to either implement or abandon the reverse stock split. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

You should consider that, although our Board believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a Company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a Company’s shares of Common Stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a shareholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of the reverse stock split upon the trading price of our Common Stock over an extended period, and in many cases, the trading price of a Company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in an inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of such reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Effects on Ownership by Individual Shareholders. If we implement a reverse stock split, the number of shares of our Common Stock held by each shareholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We will pay cash to each shareholder in lieu of any fractional interest in a share to which each shareholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split would not affect any shareholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Options, Warrants and Convertible Notes. In addition to adjusting the number of shares of our Common Stock, we would adjust all shares underlying any of our outstanding options, warrants and convertible notes as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the applicable exercise price or conversion price in accordance with the terms of each instrument and based on the 1-for-10 to 1-for-40 exchange ratio of the reverse stock split. Also, we would reduce the number of shares reserved for issuance under our existing stock option plans proportionately based on the exchange ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, options or warrants exercisable for, or convertible notes convertible into, our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following a reverse stock split would be fully paid and non-assessable.

Any reverse stock split would result in some shareholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Our Common Stock is currently registered under the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of our Common Stock under the Exchange Act.

Authorized Shares of Stock

The proposed reverse stock split would affect all issued and outstanding shares of our Common Stock and outstanding rights to acquire Common Stock. In addition, we would reduce the number of shares of Common Stock authorized for issuance under our amended and restated articles of incorporation at the same proportion as the exchange ratio of the reverse stock split. As of March 14, 2014, we had: (i) 1,001,830,627 shares of authorized Common Stock, of which 587,252,904 shares of Common Stock were issued and outstanding and (ii) 5,000,000 shares of authorized Preferred Stock, of which none were issued and outstanding. Furthermore, if we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

Procedure for Effecting the Proposed Reverse Stock Split

If the shareholders approve the proposal, and our Board determines to effect a reverse stock split, we will file with the California Secretary of State a certificate of amendment to our articles of incorporation. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each book entry representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the book entry were combined pursuant to the reverse stock split.

Shareholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by Computershare, our transfer agent, after the effective time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the reverse stock split, subject to the treatment of fractional shares described above. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these shareholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL REQUESTED TO DO SO.

Upon the reverse stock split, we intend to treat shareholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because the shareholder owns a number of shares not evenly divisible by the exchange ratio will be cancelled, with the holder to receive cash in lieu of the fractional share. The cash amount to be paid to each shareholder will be equal to the resulting fractional interest in one share of our Common Stock to which the shareholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the California Corporations Code or under our articles of incorporation or our bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

Our capital account would remain unchanged. Net income or loss per share for all periods would increase proportionately as a result of the reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split. If we effect the reverse stock split, in future financial statements we will restate net income or loss per share and other per share amounts for periods ending before the reverse stock split to give retroactive effect to the reverse stock split.

Certain Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations with respect to a reverse stock split to holders of our shares of capital stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax considerations discussed below. There can be no assurance that the tax considerations discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax considerations applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder will generally recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Vote Required

Approval of Proposal Two requires the affirmative vote of at a majority of the total shares outstanding on the Record Date. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

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PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected OUM & Co. LLP (formerly known as Odenberg, Ullakko, Muranishi & Co. LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by our shareholders at the annual meeting. Prior to the selection of OUM & Co. LLP as our independent registered public accounting firm in April 2007, Ernst & Young LLP had audited our financial statements, since 1995. Representatives of OUM & Co. LLP are expected to be present by telephone at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of OUM & Co. LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Aradigm and its shareholders.

The affirmative votes of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of OUM & Co. LLP. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accounting Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2013 and 2012, by OUM & Co. LLP, our independent registered public accounting firm since April 2007. All services described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2013	2012
	(In thousands)
Audit Fees(1)	$166	$149
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$166	$149

(1)	Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves audit services, audit-related services and non-audit services provided by our independent registered public accounting firm, OUM & Co. LLP, and will not approve services that the Audit Committee determines are outside the bounds of applicable laws and regulations. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services, other than audit services, by OUM & Co. LLP is compatible with maintaining the principal accountant’s independence.

The affirmative vote from the holders of a majority of shares present either in person or by proxy and entitled to vote will be required to ratify the selection of OUM & Co. LLP as our independent registered public accounting firm. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

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PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as described in the Compensation section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Compensation section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote. The Compensation Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of shareholders generally to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

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PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides shareholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future say on pay votes, often referred to as a say when on pay. For this proposal, shareholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The Board recommends that future advisory votes on executive compensation should be held every three years, or on a triennial basis, so that the next advisory vote would be held at our annual meeting of shareholders in 2017.

We believe that our pay is aligned with performance.

Providing an advisory vote every three years gives shareholders and proxy advisory firms adequate time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes. It also provides the Compensation Committee time to respond thoughtfully to shareholder input and implement any necessary changes.

Offering the advisory vote every three years will improve the ability of institutional funds that hold shares in a large number of public companies to exercise their voting rights in a more deliberate, thoughtful and informed way. We believe that institutions will be able to provide us with more meaningful input on our compensation program if they are not simultaneously required to evaluate the compensation program of every public company, every year.

Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of shareholders generally to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 11, 2014 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership Common(1)
	Number of Shares	Percent of Total (%)
Grifols, S.A.(2) Avinguda de la Generalitat, 152-158 Parc de Negocis Can Sant Joan Sant Cugat del Valles 08174, Barcelona, Spain	209,774,558	35.72
First Eagle Investment Management, LLC(3) 1345 Avenue of the Americas New York, NY 10105	154,326,899	26.28
Entities affiliated with Boxer Capital LLC(4) 445 Marine View Avenue Suite 100 Del Mar, CA 92014	57,517,914	9.79
Great Point Partners(5) 165 Mason Street, 3rd Floor Greenwich, CT 06830	40,322,580	6.87
Igor Gonda(6)	5,114,770	*
Nancy Pecota(7)	1,772,062	*
Juergen Froehlich(8)	500,000	*
Virgil Thompson(9)	1,770,062	*
John Siebert(10)	1,216,697	*
Helen Short(11)	150,000	*
Lafmin Morgan(12)	—	—
David Bell(13)	—	—
All officers and directors as a group (8 persons)(14)	10,523,591	1.79

*	Less than one percent
(1)	This table is based upon information supplied by officers, directors and principal shareholders and Forms 3, Forms 4 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 587,252,904 shares of common stock outstanding on February 11, 2014. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.
(2)	Based upon information contained in a Schedule 13D filed with the SEC on September 4, 2013.
(3)	Based upon information contained in a Schedule 13D/A filed with the SEC on August 30, 2013, First Eagle Investment Management, LLC (“FEIM”) (formerly Arnhold and S. Bleichroeder Advisors, LLC), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to beneficially own 154,326,899 shares of our Common Stock, as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 77,583,588 of these 154,326,899 shares. In addition, 21 April Fund Ltd., a Cayman Islands company for which FEIM acts as an investment adviser, may be deemed to beneficially own 44,687,782 of these 154,326,899 shares.

(4)	Based upon information contained in a Schedule 13G filed with the SEC on September 25, 2013. Boxer Capital LLC (“Boxer Capital”), Boxer Asset Management Inc. (“Boxer Management”) and Joseph Lewis may be deemed to beneficially own 51,512,735 of these 57,517,914 shares. Boxer Management is the managing member and majority owner of Boxer Capital. Joseph Lewis is the sole indirect owner and controls Boxer Management. Boxer Capital, Boxer Management and Joseph Lewis have shared voting and dispositive power with regard to the 51,512,735 common shares they beneficially own. MVA Investors, LLC (“MVA”) is an independent, personal investment vehicle of certain employees of Boxer Capital and Tavistock Life Sciences Company, which is a Delaware corporation and an affiliate of Boxer Capital. As such, MVA is not controlled by Boxer Capital, Boxer Management or Joseph Lewis. Aaron Davis and Ivan Lieberburg are employed by Tavistock Life Sciences Company. MVA may be deemed to beneficially own 2,890,625 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock owned by it. Aaron Davis may be deemed to beneficially own 450,000 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock he owns. Ivan Lieberburg may be deemed to beneficially own 2,664,254 of these 57,517,914 shares, and has sole voting and dispositive power over the Common Stock he owns. Neither Boxer Capital, Boxer Management nor Joseph Lewis have any voting or dispositive power with regard to the Common Stock held by MVA, Aaron Davis, or Ivan Lieberburg.
(5)	Based upon information contained in the Stock Purchase Agreement entered into in connection with the August 2013 private placement, as amended. Biomedical Value Fund, L.P. (“BVF”) is the record owner of 16,198,846 shares of Common Stock (the “BVF Shares”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Biomedical Offshore Value Fund, Ltd. (“BOVF”) is the record owner of 10,342,068 shares of Common Stock (the “BOVF Shares”). Great Point is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Biomedical Institutional Value Fund, L.P. (“BIVF”) is the record owner 4,060,652 shares of Common Stock (the “BIVF Shares”). Great Point is the investment manager of BIVF, and by virtue of such status may be deemed to be the beneficial owner of the BIVF Shares. Class D Series of GEF-PS, LP (“GEF-PS”) is the record owner of 8,571,694 shares of Common Stock (the “GEF-PS Shares”). Great Point is the investment manager of GEF-PS, and by virtue of such status may be deemed to be the beneficial owner of the GEF-PS Shares. WS Investments II, LLC (“WS”) is the record owner of 806,452 shares of Common Stock (the “WS Shares”). Great Point is the investment manager with respect to the WS Shares, and by virtue of such status may be deemed to be the beneficial owner of the WS Shares. David J. Morrison (“Morrison”) is the record owner of 342,868 shares of Common Stock (the “Morrison Shares”). Great Point is the investment manager with respect to the Morrison Shares, and by virtue of such status may be deemed to be the beneficial owner of the Morrison Shares.
(6)	Includes 1,864,000 stock options which are exercisable within 60 days of February 11, 2014.
(7)	Includes 725,000 stock options which are exercisable within 60 days of February 11, 2014.
(8)	No stock options are exercisable within 60 days of February 11, 2014. The number of shares includes 500,000 shares pursuant to restricted stock awards that have not vested.
(9)	Includes 760,000 stock options which are exercisable within 60 days of February 11, 2014. The number of shares also includes 208,333 shares pursuant to restricted stock units and 83,334 shares pursuant to restricted stock awards that have not vested.
(10)	Includes 715,000 stock options which are exercisable within 60 days of February 11, 2014. The number of shares also includes 203,947 shares pursuant to restricted stock units and 25,000 shares pursuant to restricted stock awards that have not vested.
(11)	Includes 70,000 stock options which are exercisable within 60 days of February 11, 2014. The number of shares includes 40,000 shares pursuant to restricted stock awards that have not vested.
(12)	Mr. Morgan serves as President of Global Marketing of Grifols, Inc. and Corporate Vice President of Grifols, S.A. Mr. Morgan disclaims any beneficial ownership in shares of our Common Stock owned by Grifols, S.A.
(13)	Mr. Bell serves as General Counsel and Vice President of Corporate Operations and Development of Grifols, Inc. and Corporate Vice President of Grifols, S.A. Mr. Bell disclaims any beneficial ownership in shares of our Common Stock owned by Grifols, S.A.

(14)	See footnotes (6) through (13) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, other than one Form 4 for each of Frank Barker, Helen Short, John Siebert and Virgil Thompson that were filed late.

COMPENSATION

Overview

The policies of the Compensation Committee, or the Committee, with respect to the compensation of executive officers, including the Chief Executive Officer, or CEO, the Chief Financial Officer, or CFO, and the Chief Medical Officer, or CMO, are designed to provide compensation sufficient to attract, motivate and retain executives of outstanding ability in our area of expertise. It is the Committee’s intent to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee recommends an executive compensation package to our Board of Directors that is based on a mix of salary and cash incentive awards and equity awards that focus on a longer term objective that will significantly impact shareholder value in a positive way.

Overall, the Board and the Committee seek to provide total compensation packages that provide incentives and are competitive in terms of total potential value to our executives. The Committee’s objective is to tailor our programs to the unique characteristics of our Company in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. The Board and the Committee intend to provide executive compensation packages that are competitive with other similarly situated companies in our industry.

Historically, the Board and the Committee have generally weighted executives’ compensation packages more heavily in favor of equity-based compensation versus salary and cash bonus, as they believed performance-based and equity-based compensation are important to maintain a strong link between executive incentives and the creation of shareholder value. In 2012 and 2013 that proved more difficult to implement due to the limited number of shares available for compensation purposes as compared to the number of shares necessary for financings to maintain the Company. The Board and the Committee continue to believe, however, that performance-based and equity-based compensation are the most important components of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

For 2012 and 2013, the Board and the Committee continued their emphasis on the long-term goal of attracting a major pharmaceutical company as a partner for our Pulmaquin® project. While the Committee continued to emphasize contingent cash compensation payable upon the achievement of certain transaction goals of particular importance in growing shareholder value, long term equity compensation rewards were not maximized. There continued to be an effort to conserve cash to be used to support drug development and other programs.

Due to the Pulmaquin asset being licensed to Grifols, in 2013 the Committee believed that the emphasis had shifted to execution of the Pulmaquin development program and the approval of Pulmaquin. Given the Company’s current financial situation and market capitalization and the Company’s proposed development and business plan, the Board and the Committee believe that equity-based compensation and contingent cash compensation payable upon the achievement of Pulmaquin development and approval goals are important tools to motivate the Company’s executive officers in 2014 and beyond.

Compensation Consultant

The Committee did not retain the services of a compensation consultant for 2012 in light of its focus on cash conservation. In 2013, the Committee retained the services of Setren and Smallberg, compensation consultants, in order to establish a multi-year compensation plan consistent with the objectives of getting Pulmaquin approved and into the global marketplace with Grifols. The Committee determined there were specific areas which would form the basis for management performance focused on providing maximum return for our shareholders. While the Committee continues to believe that conserving cash to assure completion of the Pulmaquin development program is extremely important, completing development and obtaining regulatory approval for Pulmaquin is the most important objective and must be the focus of our executive team.

In determining compensation levels for 2014, the Committee considered data from the Radford small life science companies compensation survey (the “Radford Survey”).

Compensation Components

Base Salary. Our practice is that management presents to the Committee its initial recommendations for executive salary levels and the Committee and Board determine whether to adjust these base salary recommendations to realign such salaries after taking into account individual responsibilities, performance, and experience, as well as any benchmarking data reviewed by the Committee.

In 2010, the Board, upon recommendation of the Committee, maintained base salaries for Dr. Gonda and Ms. Pecota of $380,000 and $238,000, respectively. Consistent with 2010, in both 2011 and 2012, management recommended to the Board and the Committee that base salaries for Dr. Gonda, and Ms. Pecota be retained at these levels. Given the Company’s financial position, management felt, and the Board agreed, that increases in base salary for 2012 or 2013 were not appropriate.

In 2013, Dr. Gonda recommended and the Committee and Board approved promoting Ms. Pecota to CFO and Corporate Secretary of the Company. Her base salary was increased to $300,000 effective August 1, 2013. Late in 2013, Dr. Gonda recommended and the Committee and Board agreed to hire Dr. Juergen Froehlich as the Company’s Chief Medical Officer at an annual base salary of $365,000 per year.

For 2014, the Committee agreed with the consultant’s recommendation that cash compensation for Aradigm executives be in general agreement with the Radford Survey at the 50th percentile level, with variations from that level for exceptional performance. Because Dr. Gonda had not had a salary increase for several years, and he was below the 50th percentile, his salary was increased to $400,000 annually, effective January 1, 2014. Because Ms. Pecota had been promoted in August 2013 and received a salary increase at the time, the Committee decided to defer an additional increase. Because Dr. Froehlich had just been hired in November 2013, the Committee decided to defer an increase until the next annual salary review.

Executive Cash Bonus Plan. The Executive Bonus Plan that was in place from 2010 until late 2013 set performance objectives that focused on the achievement of certain performance objectives over time, rather than setting annual goals, in order to incentivize the executives to focus on the achievement of longer term goals that could be significant value creation events for our shareholders. Performance objectives focused on partnering our programs, raising non-dilutive capital, advancing the inhaled ciprofloxacin program and achieving other significant strategic objectives. Awards are paid upon achievement of the objective in the form of cash and/or restricted stock. In general, if the achievement of the objective results in us receiving cash then the bonus would be paid in cash; if the achievement of the objective is of strategic importance to us but does not generate cash then the bonus would be paid, at least in part, in the form of restricted stock.

In 2013, the Committee and the Board granted Dr. Gonda and Ms. Pecota a cash payout of $250,000 and $125,000, respectively for achievement of the Grifols transaction. Additional compensation will accrue to Dr. Gonda and Ms. Pecota upon the achievement of certain milestones.

In December 2013, the Board, upon recommendation of the Committee, revised the Executive Bonus Plan to add to it a single year cash bonus component based on performance with percentage targets derived from the Radford Survey. In December 2013, the Board, upon recommendation of the Committee, established 2014 target cash bonus awards (as a percentage of annual salary) of 50% for Dr. Gonda and 40% for Ms. Pecota and Dr. Froehlich. For 2014, the Committee determined the specific corporate performance goals to be achieved for the executives’ bonus awards to be earned, with an emphasis on incentivizing management to meet certain goals that could insure rapid completion of the Pulmaquin clinical trials.

Executive Equity Awards. We grant equity awards through our 2005 Equity Incentive Plan, which was adopted by our Board and approved by our shareholders. The plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our officers, directors, scientific advisory board members, employees and consultants. All of our employees, directors, scientific advisory board members and consultants are eligible to participate in the 2005 Equity Incentive Plan. All options we grant have an exercise price equal to the fair market value of our common stock on the date of grant.

In 2012, the Board and Committee granted Dr. Gonda and Ms. Pecota restricted stock awards earned pursuant to the Executive Bonus Plan for 125,000 and 60,000 shares of our common stock, respectively, upon achievement of certain objectives related to the inhaled ciprofloxacin clinical program. These grants vested 100% on April 24, 2012. No equity awards were granted to Dr. Gonda and Ms. Pecota in 2013.

In connection with the hiring of Dr. Froehlich as CMO in late 2013, the Board approved the following equity grants:

•

Stock option to purchase 500,000 shares of common stock that vests over four years, with 25% of the shares vesting on the one-year anniversary and 1/48th of the shares vesting monthly thereafter. The option has a ten year term.

•	Restricted stock award for 500,000 shares that vests upon the achievement of certain performance goals.

The Board and the Committee believe that providing a significant portion of our executives’ total compensation package in stock options and restricted stock awards aligns the incentives of our executives with the interests of our shareholders and with the long-term success of the Company. The Board and the Committee have developed their expectations with respect to future grants of equity award based on several judgments:

1.	Executives have not received equity grants commensurate with their performance and with their peers because of limited availability of shares.

2.	Our compensation consultants provided data that indicated our executives were not being provided equity compensation that was competitive based on the Radford Survey.

3.	The Committee believes a long term plan should be instituted to provide our executives the appropriate equity compensation in the form of stock options to align them with shareholders’ objectives.

In late 2013, the Committee agreed to a goal of making annual stock option grants at a level of approximately the 75th percentile of the Radford Survey for annual equity grants for the next year, and has made its recommendation to the Board. It is the Committee’s expectation that this equity compensation level would continue in future years until the executives reach a level equivalent to the 75th percentile for total equity compensation based on the Radford Survey. The Committee expects that it will take several years before this objective is achieved. The Committee will continue to monitor this throughout 2014 and in years to come to align the incentives for executives with the interests of our shareholders.

In February 2014, the Board approved the Committee’s recommendations for the following equity grants:

•	Dr. Gonda was granted a stock option to purchase 2,300,000 shares of common stock that vests quarterly over four years. The option has a ten year term.

•	Ms. Pecota was granted a stock option to purchase 1,100,000 shares of common stock that vests quarterly over four years. The option has a ten year term.

Special Performance Bonus Equity Grants. In most cases the greatest financial reward accrues to the first company to achieve market entry into a new market. There are currently no approved bronchiectasis products anywhere in the world. There is, however, competition from other pharmaceutical companies developing products for this indication. The granting of special performance bonus equity grants was discussed between the Committee and the executives that focus on this issue.

In February 2014, the Committee recommended and the Board approved the following exceptional stock option bonus grants to the officers that were priced on the date of grant and will vest upon achievement of specified goals. Each option has a term of ten years.

•	Dr. Gonda was granted one grant of 2,500,000 shares of common stock and one grant of 500,000 shares of common stock.

•	Ms. Pecota was granted one grant of 1,500,000 shares of common stock and one grant of 350,000 shares of common stock.

•	Dr. Froehlich was granted one grant of 1,500,000 shares of common stock and one grant of 350,000 shares of common stock.

Severance Benefits. The Board, upon recommendation of the Committee, previously adopted an Amended and Restated Executive Officer Severance Plan, dated as of December 31, 2008, and approved change of control agreements with each of our executive officers, the terms of which are more fully described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The Board and the Committee believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. Our business is inherently risky and the Board and the Committee believe the severance benefits encourage our executives to take necessary but reasonable business risks to increase shareholder value. The Board and the Committee believe the change of control benefits align our executives’ interests more greatly in favor of corporate liquidity events that can be potentially valuable to our shareholders. They have established these severance and change of control benefits at levels that they feel are comparable to benefits offered to executives in similar positions and with similar responsibilities at comparable companies.

Other Compensation. Each of our executives is eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2013. Information is included for the equity compensation plans approved by our shareholders. There are no equity compensation plans not approved by our shareholders.

Plan Category	Common Stock to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights	Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by Aradigm shareholders	7,766,300	(1)	$0.71	43,558,234	(2)
Equity compensation plans not approved by Aradigm shareholders	—		—	—

(1)	Issued pursuant to the Company’s 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Plan, and the 2005 Equity Incentive Plan.
(2)	Shares available for future issuance includes 2,688,643 shares reserved under Employee Stock Purchase Plan.

Summary Compensation Table

The following table sets forth information regarding compensation earned in 2013 and 2012 by the individual serving as our principal executive officer during 2013 and our two most highly compensated executive officers who were serving as an executive officer during 2013 (these individuals are collectively referred to as our “named executive officers”):

	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Igor Gonda, PhD	2013	380,000	—	—	—	250,000	38,001	668,001
President and Chief Executive Officer	2012	380,000	—	85,750	—	—	37,996	503,746

Nancy Pecota	2013	263,833	—	—	—	125,000	15,774	404,607
Vice President, Finance and Chief Financial Officer and Corporate Secretary	2012	238,000	—	50,650	—	—	15,079	303,729

Juergen Froehlich, MD	2013	56,778	—	85,000	81,950	—	—	56,778
Chief Medical Officer

(1)	For 2013 and 2012, amounts represent the grant date fair value of awards and options that were issued in that year.

All Other Compensation in the summary compensation table above includes the following components:

Name	Year	Health Care Contribution ($)	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	Employee Stock Equity Incentive ($)	All Other ($)	Total ($)
Igor Gonda, Ph.D.	2013	24,014	2,048	8,557	3,382	—	38,001
	2012	19,932	3,150	8,500	6,414	—	37,996

Nancy Pecota	2013	7,809	2,292	5,673	—	—	15,774
	2012	7,363	2,298	5,418	—	—	15,079

2013 Grants of Plan-Based Award

The following table sets forth information regarding plan-based awards to our named executive officers in 2013:

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Igor Gonda, Ph.D.	—	—	—	—	—	—	—	0.00	—

Nancy Pecota	—	—	—	—	—	—	—	0.00	—

Juergen Froehlich	12/16/13	12/16/13	—	—	500,000	500,000	500,000	0.17	85,000

(1)	The method and assumptions used to calculate the value of stock and option awards granted to our named executive officers is discussed in Note 9 of the notes to our financial statements included in our 2013 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding each unexercised stock option and each stock award held by each of our named executive officers as of December 31, 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price(2) ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable(1) (#)	Unexercisable (#)
Igor Gonda, Ph.D.	500,000	—	0.18	09/17/2020	—	—
	350,000	—	0.25	01/21/2019	—	—
	500,000	—	1.60	12/04/2017	—	—
	500,000	—	1.87	08/10/2016	—	—
	4,000	—	1.52	05/18/2016	—	—
	4,000	—	5.30	05/19/2015	—	—
	4,000	—	5.30	05/20/2014	—	—
	2,000	—	5.30	05/13/2014	—	—

Nancy Pecota	200,000	—	0.25	01/21/2019	—	—
	225,000	—	0.39	09/30/2018	—	—
	300,000	—	0.18	09/17/2020	—	—

Juergen Froehlich, MD.	—	500,000	0.17	12/16/2023	500,000	85,000

(1)	Each stock option grant is fully vested at December 31, 2013.
(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

2013 Option Exercises and Stock Vested

None of our named executive officers exercised options in 2012 or 2013. Dr. Gonda had 525,000 shares of restricted stock awards vest in 2013. Ms. Pecota had 325,000 shares of restricted stock awards vest in 2013. Dr. Juergen Froehlich had zero shares of restricted stock vest in 2013.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our current executive officers assuming their employment was terminated on December 31, 2013:

Name	Benefit	Termination Without Cause Prior to a Change in Control ($)	Change in Control ($)	Termination Without Cause or Constructive Termination Following a Change in Control ($)
Igor Gonda, Ph.D.	Salary	400,000	—	800,000
	Bonus	200,000	—	400,000
	Option acceleration(1)	—	—	—
	Stock award acceleration(1)	—	—
	Benefits continuation	26,068	—	52,136
	Career transition assistance	—	—	20,000

	Total value:	626,068	—	1,272,136

Nancy Pecota	Salary	300,000	—	300,000
	Bonus	120,000	—	120,000
	Option acceleration(1)	—	—	—
	Stock award acceleration(1)	—	—	—
	Benefits continuation	8,216	—	8,216
	Career transition assistance	—	—	10,000

	Total value:	428,216	—	438,216

Juergen Froehlich	Salary	365,000	—	365,000
	Bonus	146,000	—	146,000
	Option acceleration(2)	—	—	—
	Stock award acceleration(2)	—	—	85,000
	Benefits continuation	14,400	—	14,400
	Career transition assistance	—	—	10,000

	Total value:	525,400	—	620,400

(1)	As of December 31, 2013, all equity grants held by Dr. Gonda and Ms. Pecota are fully vested.
(2)	The value of the stock and option award acceleration was calculated using a value of $0.17 per share of common stock, which was the reported closing sale price of our common stock on December 31, 2013.

Termination without cause prior to a change in control. If any of our executives is terminated by us without cause prior to a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes) in a lump sum payment or in installments, at our discretion:

•	an amount equal to such executive’s annual base salary;

•	an amount equal to 50% of annual base salary for Dr. Gonda and 40% of annual base salary for Ms. Pecota and Dr. Froehlich, representing target bonus; and

•	continuation of such executive’s health insurance benefits for 12 months.

Termination without cause or constructive termination following a change in control. If any of our executives is terminated by us without cause or constructively terminated (which includes a material reduction in title or duties, a material reduction in salary or benefits or a relocation of 50 miles or more) during the 18-month period following a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes):

•	a lump sum payment equal to twice such executive’s annual base salary, in the case of Dr. Gonda, and such executive’s annual base salary, in the case of Ms. Pecota and Dr. Froehlich;

•

a lump sum payment equal to such executive’s annual base salary multiplied by (i) 100%, in the case of Dr. Gonda, and (ii) 40%, in the case of Ms. Pecota and Dr. Froehlich, representing twice such executive’s target bonus, in the case of Dr. Gonda, and such executive’s target bonus, in the case of Ms. Pecota and Dr. Froehlich;

•	continuation of such executive’s health insurance benefits for 24 months, in the case of Dr. Gonda, and 12 months, in the case of Ms. Pecota and Dr. Froehlich;

•

reimbursement of actual career transition assistance (outplacement services) incurred by such executive within six months of termination in an amount up to $20,000, in the case of Dr. Gonda, and $10,000, in the case of Ms. Pecota and Dr. Froehlich; and

•	acceleration of vesting of any stock options or restricted stock awards that remain unvested as of the date of such executive’s termination.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board or the Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Non-Employee Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Restricted Stock Awards(1) ($)	Total ($)
Frank H. Barker(2)	30,500	20,174	30,000	80,674
David Bell(3)	8,750	—	—	8,750
Tamar Howson(4)	20,750	—	—	20.750
Lafmin Morgan(5)	8,750	—	—	8,750
Helen E. Short(6)	11,500	20,174	12,000	43,674
John M. Siebert(7)	53,500	20,174	15,000	88,674
Virgil D. Thompson(8)	51,500	20,174	50,000	121,674

(1)	Amount represents the grant date fair value of options and restricted stock awards granted in 2013.
(2)	Mr. Barker owns stock options for 643,000 shares of our common stock as of December 31, 2013, of which 643,000 shares are vested as of December 31, 2013.
(3)	Mr. Bell’s fees earned as a director are credited against the invoices Aradigm submits to Grifols, S.A. for the reimbursement of research expenses on the inhaled ciprofloxacin program.
(4)	Ms. Howson owns stock options for 390,000 shares of our common stock as of December 31, 2013, of which 390,000 shares are vested as of December 31, 2013.
(5)	Mr. Morgan’s fees earned as a director are credited against the invoices Aradigm submits to Grifols, S.A. for the reimbursement of research expenses on the inhaled ciprofloxacin program.
(6)	Ms. Short owns stock options for 140,000 shares of our common stock as of December 31, 2013 of which 70,000 are vested as of December 31, 2013. In addition, Ms. Short owns 40,000 restricted stock awards at December 31, 2013, none of which has vested.

(7)	Dr. Siebert owns stock options for 750,000 shares of our common stock as of December 31, 2013, of which 680,000 shares are vested as of December 31, 2013. In addition, Dr. Siebert owns 253,947 restricted stock units/awards at December 31, 2013, none of which has vested.
(8)	Mr. Thompson owns stock options for 816,900 shares of our common stock as of December 31, 2013, of which 738,900 shares are vested as of December 31, 2013. In addition, Mr. Thompson owns 375,000 restricted stock units/awards at December 31, 2013, none of which has vested.

In 2014, the cash component of compensation to our non-employee directors will remain unchanged from the level initially established in 2007. The Chairman of the Board will receive an annual retainer in the value of $50,000 and all other non-employee directors will receive an annual retainer in the value of $30,000. The retainers may be paid in cash or an equivalent value of restricted stock at the option of the director. Board members also receive additional annual retainers for serving on Board committees. The additional annual retainer for the Chairman of the Audit Committee will be $15,000 and the additional annual retainer for all other members of the Audit Committee will be $5,000. The additional annual retainer for the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee will be $10,000 and the additional annual retainer for all other members will be $5,000. The Board retainer covers six meetings in a year and, if exceeded, the Chairman of the Board will receive $1,500 for each additional meeting and the other Board members will receive $1,000 for each additional meeting. If the number of meetings in a year for any given committee exceeds four, the chairman of the committee will receive $1,500 for each additional meeting and the other committee members will receive $1,000 for each additional meeting. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend Board meetings. The non-employee members of the Board of Directors may elect to forgo all or a portion of their cash compensation in exchange for restricted stock unit grants and restricted stock awards. In 2012 and 2013, all non-employee directors elected to forgo all or a portion of their cash compensation in exchange for such grants.

In addition to the cash and restricted stock compensation, each non-employee director will be granted an annual stock option grant.

Limitation of Liability of Officers and Directors and Indemnification

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

We entered into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under California law and our bylaws.

CERTAIN TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted, in writing, a policy and procedures for the review of related person transactions. Any related person transaction we propose to enter into must be reported to our Chief Financial Officer and, unless otherwise reviewed and approved by the Board, shall be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of any related person transaction, whenever practicable. The policy defines a “related person transaction” as any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which Aradigm (i) was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) a Related Person (as defined therein) had or will have a direct or indirect material interest. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made. Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in the charter of the Compensation Committee. As appropriate for the circumstances, the Audit Committee shall review and consider the Related Person’s interest in the related person transaction, the approximate dollar value of the amount involved in the related person transaction, the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss, whether the transaction was undertaken in the ordinary course of business, whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to us of the transaction and any other information regarding the related person transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Aradigm Corporation, Secretary, 3929 Point Eden Way, Hayward, CA 94545 or contact our Secretary at (510) 265-9000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Igor Gonda, Ph.D.

President and Chief Executive Officer

March [    ], 2014

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

Appendix A

Form of Certificate of Amendment to

Amended and Restated Articles

of

Incorporation of Aradigm Corporation

Aradigm Corporation, a corporation duly organized and existing under the General Corporation Law of the State of California (the “Corporation”), does hereby certify:

FIRST: That, upon the Effective Time, Article III of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“This corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the corporation is authorized to issue is [            ]. [            ] shares shall be Common Stock. 5,000,000 shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Effective as of the Effective Time, as defined in the Certificate of Amendment filed with the California Secretary of State on [                    ], 2014, each [            ] outstanding shares of Common Stock of the Corporation shall be combined and converted automatically into one share of Common Stock. In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock (pre-reverse-split), as determined by the Board of Directors of the corporation. The Common Stock issued in this exchange (post-reverse stock split) shall have the same rights, preferences and privileges as the Common Stock (pre-reverse stock split).”

SECOND: The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was [            ]; and the number of shares voting in favor of the foregoing amendment equaled or exceed the vote required, such required vote being a majority of the outstanding shares.

FOURTH: The amendment to the Amended and Restate Articles of Incorporation of the Corporation herein shall be effective [            ] (the “Effective Time”).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Date: [                    ], 2014

By:
Name: Igor Gonda
Title: President

By:
Name: Nancy Pecota
Title: Secretary

A-1

PROXY

ARADIGM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 18, 2014

The undersigned hereby appoints IGOR GONDA and NANCY E. PECOTA, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation that the undersigned may be entitled to vote at the 2014 Annual Meeting of Shareholders of Aradigm Corporation to be held at the offices of Grifols, Inc., 2410 Lillyvale Avenue, Los Angeles, CA 90032 on Friday, April 18, 2014 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

☑ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW, A VOTE “FOR” PROPOSALS 2, 3 AND 4 AND “THREE YEARS” AS THE FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND “THREE YEARS” AS THE FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

1.	To elect (01) David Bell, (02) Igor Gonda, (03) Lafmin Morgan (04) John M. Siebert and (05) Virgil D. Thompson as directors to hold office until the next annual meeting of shareholders and until their successors are elected.		FOR ALL NOMINEES WITHHELD FROM ALL NOMINEES FOR ALL NOMINEES EXCEPT:			☐ ☐ ☐

2.	To approve an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the selection of OUM & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2014.		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve the compensation of the Company’s named executive officers as described in this proxy.		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve the frequency of every three years for advisory votes on executive compensation.	ONE YEAR ☐	TWO YEARS ☐	THREE YEARS ☐	ABSTAIN ☐

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign. If signer is a partnership, please sign in partnership name and by authorized person.

Signature:	Date:

Signature:	Date: